Exhibit 10.7

LEASE
Lindström Building

1. LESSOR                                   Lindström Invest Oy
                                                        Lautatarhankatu 6
                                                        00580 Helsinki
                                                        Finland

2. LESSEE                                     Rahaxi Processing Oy
                                                        Fredrikinkatu 34 a 18
                                                        00100 Helsinki

                                                       Contact: h.moilanen@rahaxi.com, 040 433 9450

3. OBJECT OF LEASE              Objects of lease, located in the Lindström Building, are as follows:

A, office premises located on the 3rd floor, total floor area 482m2
B, storage premises located in the basement, total floor area 31,5m2
C, parking spaces as detailed in section 13.

The location and layout of the office premises are presented in the floor plan (Appendix 1, Floor plan).

The Lindström Building, which is entirely owned by the Lessor, is located at the address Lautatarhankatu 6, 00580 Helsinki.

4. PUORPOSE OF USE OF THE OBJECT OF LEASE

Lessee rents the premises on the 3rd floor for use as offices and the premises in the basement for use as storage premises.

5. TERM OF LEASE                   The term of lease is a fixed period of time. It begins on 1 March 2007 and expires on 29 February 2012.

Upon expiry of the term of lease, the Lease will continue as a Lease in force for the time being, unless either party has notified the other in writing of termination of the Lease no less than three (3) months before the end of the above-mentioned expiry date. The notice of termination is for both parties three (3) months in case the Lease continues in force until further notice.

Lessee has possession of the premises immediately after the signing of the Lease and can start to furnish and move his operations into the premises.

6. CONDITION OF THE OBJECT

Lessee has inspected the premises and accepts them as they are at thetime of signing the Lease.

A separate agreement will be made regarding additions and modifica-tions that will be carried out in the premises after the signing of theLease. Lessee shall pay for the additional work and modifications di-rectly to the contractor or to the Lessor, unless the parties agree to capi-talize the costs in the rent.

7.1. RENT

The rent is 7.000 € per month for the office premises and 300 € per month for the storage premises.

During the time of possession (from the signing of the Lease to the be-ginning of the term of lease) Lessee will carry the costs of electricity inthe premises, but will not pay any other compensation.

7.2. OTHER COSTS CARRIED BY LESSEE

Lessee will carry the costs of cleaning the premises under his Lease aswell as the costs of electricity, replacement of bulbs and lamps, basiccosts and operating costs of any ADP and telecommunications services he acquires etc. and the costs of transporting waste and other such items to the waste containers of the property.

Lessee is responsible for the maintenance, scheduled inspections,operating costs and for possible renovations of the cooling equipmentand the Argon extinguishing equipment in the storage premises.

8. PAYMENT OF RENT

The period of payment of the rent is one month. The due date of the rentis the 2nd day of each month. The rent is paid to the bank account of Les-sor as indicated in an invoice sent by Lessor each month. The penalty interest is in accordance with the Interest Act.( please specify estimate or exact rate of applicable penalty interest rate and when does this become due i.e after what period of time)

9. VALUE ADDED TAX

Value-added tax in accordance with the value-added tax base in force atthe time is added to the rent. The value added tax at the moment of sign-ing the Lease is 22%.

Lessee is responsible for his liability to pay value-added tax for his busi-ness operations and he shall also make sure that any sub-lessees of hisare liable to pay value-added tax for their business operations. ShouldLessor lose value-added tax refunds for a reason due to Lessee, Lessee shall be liable to compensate Lessor for the loss thus suffered by Lessor.

10. SECURITY FOR RENT

As security for any neglect of tenancy liabilities, Lessee in connection with the signing of the Lease shall give Lessor a guarantee worth one  (1) months’ rent including taxes. The guarantee will be deposited to Lessor’s security account, number 159630-15232 in Nordea. Lessor will not pay interest on the guarantee.

The security for rent given by Lessee will be returned upon expiry of the tenancy, provided that in an inspection of the premises no damage excluding normal wear and tear is noted and all passkeys and cards have been returned to Lessor, and provided that Lessor has no claims based on the tenancy.

11. ADJUSTMENT OF THE RENT

The rent will be adjusted as follows:

March 1 2007 – February 28 2009 7.000 €
March 1 2009 – February 28 2010 8.500 €
March 1 2010 – February 28 2011 8.700 €
March 1 2011 – February 29 2012 8.900 €

12. CARE AND MAINTENANCE OF THE PROPERTY

Lessor attends to the yearly structural maintenance of the property and its heating, plumbing, ventilation and electrical installations.

13. PARKING

Four (4) parking spaces are reserved for the use of Lessee in the garage of the Lindström Building. The rent for a parking space is 140 € (vat 0%) per month. Value-added tax is added to the rent of the parking spaces.

The parking space rent will be adjusted as follows:

March 1 2007 – February 28 2009 140 €
March 1 2009 – February 28 2010 145 €
March 1 2010 – February 28 2011 150€
March 1 2011 – February 29 2012 155 €

14. INSURANCES

Lessor has insured the property. The real estate insurance does not indemnify for any damage caused to movable property owned by or in possession of Lessee.

Lessee insures at his own discretion his property located in the real estate.

15. TRANSFER OF THE LEASEHOLD AND SUB-LEASING

Lessee may not transfer his leasehold to the premises to a third party. Lessee may not sublet the premises without Lessor’s permission.

16. OTHER CONTRACTUAL TERMS AND CONDITIONS

16.1. Maintenance of the premises

Lessee shall take good care of the premises under the Lease. Lessor has the right to inspect the condition of the premises during the contractual period (provided prior notice is given in writing to the Lessee).

Lessee shall notify Lessor fortwith of any damage to the leased object or of any such defect which Lessor is obliged to put right.Upon expiry of the tenancy the premises shall be made over to Lessor in the condition in which they were at the beginning of the lease, however, allowing for normal wear and tear.

16.2. Modifications to the premises during contractual period

Lessee has the right to make minor modifications and minor renovations at his own cost during the term of lease. Lessee shall agree with Lessor beforehand on any work to be done. Lessor is entitled to appoint a work supervisor when required. The quality of work and the materials used must be in accordance with the norms and provisions concerning building and with sound building procedures.

The parties may agree separately that modification works in the premises are to be made by Lessor, whereby Lessee shall pay the costs directly to Lessor or the costs are added to the rent, as agreed in each individual case.

16.3. Repair work in the property

Lessor shall notify Lessee in good time of any repair work to be done in the property, usually no less than two (2) weeks before the repair work is begun. Lessor may begin doing repair work or modification causing essential inconvenience or disturbance, provided that he has notified Lessee of this no less than two (2) months before such work is begun. Lessor may do work demanding immediate repair irrespective of any notification periods (eg. repair of damage caused by water leakage). Lessee has no right the give notice on the Lease due to repair work done by Lessor in the property(providing such repair work does not continue for a period of more than one month. - Lessee can not be obliged to be contractually bound to continue arrangement if it is unable to use the premises due to repair work for a period of more than one month as this then becomes a force majure event which is outside the control of the parties and the lessee must be entitled to terminate the agreement in these circumstances.
16.4. Services in the property

The lobby service of the Lindström Building is included in the rent. The use of the conference rooms is billed by the hour according to a separate price list. The other common areas of the property can be used by Lessee’s staff without separate costs. Other services are available as agreed upon separately.  Lessee has the right to use his premises 24/7. The electronic access control system makes it possible to define limits for different individuals with regard to access times and areas.

The rent includes the addition of Lessee’s name in the property guide boards as well as passkeys for the staff. Changes to the passkeys during the term of lease will be charged separately.

16.5. Other issues

Lessor is not responsible for any such disturbances in the supply of electricity, heating or water or in ADP connections, which are beyond his control. Lessor is not responsible for the repair and operation of the cooling and extinguisher equipment in the storage premises.

If the government levies other taxes or charges on the leasing business, besides value-added tax, those shall in accordance with Lessor’s demand be added to the rent determined in the Lease.

17. NOTIFICATIONS BY THE PARTIES TO THE LEASE

Any remarks or demands by one party to the other party shall be made in writing.

18. SETTLEMENT OF DISAGREEMENTS

Any disagreements and disputes arising from the tenancy shall be primarily settled through negotiations between the parties to the Lease. If the parties fail to settle the matter, disputes shall be settled at the District Court of Helsinki.

19. SIGNING OF THE LEASE

This Lease was signed in two identical counterparts, one for each party to the Lease.

            Helsinki, __ November 2006.

LINDSTRÖM INVEST OY                                                                           RAHAXI PROCESSING OY

Jouni Puhakka                                                                                                  Jyrki Matikainen

 APPENDIX                                                                                                     Floor plan